Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, August 2, 2011, 3:05 pm Central Time	Contact:	Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS RECORD SECOND QUARTER RESULTS

-	Net revenue increases 14% to record $22.3 million
-	EPS increases nearly 45% to $0.13
-	$3.7 million in net cash provided by operations
-	Raising full-year guidance to reflect impact of deferred license revenue from King

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2011, with net revenue increasing by 14% from the second quarter of 2010 to a record $22.3 million.  U.S. net revenue increased by 11%, while international net revenue increased by 34% from the second quarter of 2010.

Net earnings for the second quarter gained 46% to $2.2 million compared to $1.5 million in the year-ago second quarter.   On a per diluted share basis, earnings grew 45% to $0.13 compared to $0.09 in the year-earlier quarter.  The earnings result was at the high end of the company's guidance range.

Gross margin across all product lines was 65.7% in the second quarter of 2011, down from 66.2% in the second quarter of 2010 and equivalent on a sequential basis to the first quarter of 2011.  Gross margin fluctuates based on variations in the sales mix of the company's products and markets each quarter.  During the second quarter, the higher proportion of international sales through the company's independent distributor network compared to the prior year was the main reason for the decline in gross margin.

The operating margin continues to show steady improvement, reaching 15% in the second quarter of 2011 compared to 12% in the year-earlier quarter.  The company continues to demonstrate its ability to leverage its expense structure as sales increase.  As a measure of the company's progress on the operating margin line, the 15% level attained in the second quarter represents an improvement of 10 percentage points from the 5% level achieved for the full year 2008.

Commenting on the results, Vascular Solutions' Chief Executive Officer Howard Root stated:  "Our second quarter was once again very strong and provided additional validation of Vascular Solutions' business plan and focused execution.  We are well on our way to our eighth consecutive year of better than 10% revenue growth, and we continue to improve our profit margins with each incremental sale.  With these second quarter results and a full pipeline of internally-generated new products in development, we believe that our business strategy will continue to deliver strong results for the foreseeable future without any market restrictions or growth ceilings.  Our clinically-focused niche strategy makes Vascular Solutions' outlook more reliant on our ability to continue to bring innovative products to market and leverage our cost structure rather than on the broader dynamics of the markets we serve."

Second Quarter Net Revenue by Product Line

Net sales of catheter products were $13.5 million in the second quarter, an increase of 31% over the second quarter of 2010.  “Sales of our GuideLiner® catheter were $2.6 million in the second quarter, a 184% increase from the second quarter of 2010 and a sequential increase of 22% from the first quarter.  The GuideLiner has now been purchased by a total of 1,192 U.S. hospitals, of which 828 hospitals purchased the GuideLiner in the second quarter, a sequential jump of 101 from the 727 U.S. hospitals that purchased the GuideLiner in the first quarter.  In addition, sales of our Pronto® aspiration catheters increased by 9%, benefiting from sales of our new V4 version, while sales of our Micro-Introducer kits increased by 40% over the second quarter of 2010.  Adding to this organic sales growth, international sales of the Elite™ snare and Guardian® hemostasis valve products that we acquired during the last year provided an additional $267,000 in catheter product sales in the second quarter as we added international sales to the U.S. sales that we were already making under our previous distribution agreements for these products,”  Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $6.0 million in the second quarter, a decrease of 4% from the second quarter of 2010 but an increase of 2% from the first quarter of 2011.  “At the very end of the second quarter we launched our new Silver versions of the D-Stat Dry and Thrombix® products, which add an antimicrobial ingredient to the patches.  We expect these Silver versions will allow us to at least maintain our market-leading position in the patch market through the remainder of 2011 and into 2012,” commented Mr. Root.

On July 6, 2011, King Pharmaceuticals, Inc. notified the company that King was electing to not proceed further in efforts to obtain a surgical use indication from the FDA for the company’s Thrombi-Gel® products and to not complete development of the company’s Thrombi-Paste® product.  As a result, the company will recognize an additional $2.6 million of license revenue in the third quarter of 2011 as the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical use indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Starting in the fourth quarter of 2011, amortization of deferred revenue is expected to be $88,000 per quarter.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.6 million in the second quarter, a decrease of 5% from the second quarter of 2010.  “Sales of our laser console increased by 5% in the second quarter, but sales of our procedure kits declined by 9%, principally due to competitive price pressures.  We intend to continue to maintain our position and pricing in the vein market for the remainder of 2011 while looking for opportunities to benefit from any competitive removals that could occur as a result of patent litigation affecting several of our low-cost competitors,” commented Mr. Root.

Financial Guidance

The Company projects net revenue, including the additional $2.6 million of deferred license revenue related to the King agreements, to increase by approximately 27% to between $24.9 million and $25.3 million in the third quarter of 2011.  Corresponding net earnings, including the $0.09 per share benefit from the additional license revenue, is projected to be between $0.21 and $0.22 per fully diluted share, an increase of 150% from a corresponding $0.09 per share in the third quarter of 2010.  Included in the net earnings projection for the third quarter of 2011 are $0.6 million in non-cash stock-based compensation and $0.2 million in amortization of intangibles, with an assumed 38% income tax rate.

Due to the additional license revenue related to the King agreements, the Company is increasing its guidance for the full year, with net revenue now projected to increase by approximately 17% to between $91.5 million and $92.5 million and net earnings projected to be between $0.57 and $0.59 per fully diluted share. Included in the net earnings projection for the full year of 2011 are $2.2 million in non-cash stock-based compensation and $0.8 million in amortization of intangibles, with an assumed 38% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the quarter with $15.5 million in cash, an increase of $1.1 million from March 31, 2011.  The company continues to have no debt.  The company generated $3.7 million in cash from operations during the second quarter, and used cash of $700,000 for capital expenditures and $1.4 million for an installment payment to Radius Medical associated with the transfer of manufacturing technology for the snare products acquired in October 2010.  "With our strong balance sheet and added ability to borrow up to $10 million under our existing line of credit, Vascular Solutions has good working capital flexibility as we continue to look for opportunities to expand our product line with fill-in acquisitions and distribution opportunities," stated Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, August 9, 2011 by dialing 1-888-203-1112 and entering conference ID#3062184.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Tuesday, August 9, 2011.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenue:
Product revenue	$22,059	$19,262	$43,130	$37,129
License and collaboration revenue	212	254	425	576
Total revenue	22,271	19,516	43,555	37,705

Product costs and operating expenses:
Cost of goods sold	7,571	6,510	14,799	12,457
Collaboration expenses	-	42	-	152
Research and development	2,355	2,266	4,734	4,730
Clinical and regulatory	1,121	888	2,222	1,595
Sales and marketing	6,171	5,910	12,487	11,513
General and administrative	1,446	1,405	2,779	2,712
Litigation	-	-	-	(3,529)
Amortization	212	59	409	59
Operating earnings	3,395	2,436	6,125	8,016

Interest expense	(4)	(5)	(7)	(10)
Interest income	4	10	8	20
Foreign exchange gain/(loss)	87	(35)	126	(58)
Earnings before tax	3,482	2,406	6,252	7,968

Income tax expense	(1,323)	(931)	(2,382)	(3,027)
Net earnings	$2,159	$1,475	$3,870	$4,941

Net earnings per share - basic	$0.13	$0.09	$0.23	$0.30
Weighted average shares used in calculating - basic	16,561	16,396	16,614	16,358
Net earnings per share - diluted	$0.13	$0.09	$0.23	$0.29
Weighted average shares used in calculating - diluted	17,176	16,958	17,196	16,847

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$15,472	$17,360
Accounts receivable, net	11,425	11,055
Inventories	14,551	12,601
Prepaid expenses	1,391	1,760
Current portion of deferred tax assets	6,000	6,000
Total current assets	48,839	48,776
Property and equipment, net	5,495	5,320
Goodwill	8,341	5,825
Intangible assets, net	7,627	6,146
Deferred tax assets, net of current portion and liabilities	10,313	12,390
Total assets	$80,615	$78,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$9,091	$9,849

Long-term deferred revenue and contingent consideration, net of current portion	4,081	4,505

Shareholders’ equity:
Total shareholders’ equity	67,443	64,103
Total liabilities and shareholders’ equity	$80,615	$78,457
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net earnings	$2,159	$1,475	$3,870	$4,941

Expenses:
Amortization of intangibles(1)	212	59	409	59
Litigation (gain)(2)	-	-	-	(3,529)
Non-cash stock-based compensation	696	558	1,186	1,009
Income tax expense(3)	1,323	931	2,382	3,027

Note: Derived from the unaudited financial statements at that date.

(1)
On April 30, 2010 the Company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  On January 27, 2011 the Company acquired the assets related to the Guardian hemostasis valves from Zerusa Limited.  As part of these asset purchases, the Company allocated $8.25 million to purchased technology and other intangibles that is being amortized over a period of 9 – 11 years.

(2)	On January 22, 2010 the Company received $3.529 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.

(3)
Through the third quarter of 2008, the Company maintained a full valuation on its deferred tax assets.  As of December 31, 2008, the Company determined that it is more likely than not that the Company would be able to realize a portion of the deferred tax assets in the future, and as a result recorded a $13.2 million income tax benefit for the year ended December 31, 2008.  Thereafter, the Company began to record recurring income tax expense at estimated rates in each reporting period.  As of December 31, 2010, the Company determined that it is more likely than not that the Company would be able to realize substantially all of its remaining deferred tax assets in the future, and as a result recorded a $12.9 million income tax benefit for the year ended December 31, 2010. The Company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.

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